Exhibit 99

Gold Kist Inc.                             -- Contact -
P.O. Box 2210                             Karla Harvill
Atlanta, GA 30301                       (770) 393-5091


  Gold Kist Inc. Announces $200 Million Offering of Senior
                            Notes

Atlanta, GA, February 19, 2004 - Gold Kist Inc. announced today that it is seeking to raise up to $200 million through an institutional private placement of senior notes due in 2014.

In connection with the proposed offering, the company is in the process of amending its credit facilities to, among other things, permit the issuance of these notes. The offering is expected to close in March 2004, subject to market conditions.

The company intends to use the proceeds of the offering to refinance senior credit facilities and repay certain term loans, to pay expenses incurred in connection with this offering and the amendment of the senior credit facilities and for general corporate purposes.

This news release shall not constitute an offer to sell, nor a solicitation of an offer to buy any of these notes. The notes subject to the proposed private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. persons under Regulation S of the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

                            # # #

This news release contains "forward-looking statements" regarding the proposed private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of poultry companies and for the notes being offered by the company in particular.

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